Exhibit 23(ii)

Consent of Jorden Burt LLP

[Jorden Burt LLP]

May 14, 2013

Board of Directors

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Transamerica Advisors Life Insurance Company
Group or Individual Contingent Deferred Annuity Contract
(“Contract”)

Directors:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus describing the Contract contained in Pre-Effective Amendment No. 3 to the Registration Statement (File No. 333-185576) on Form S-3 filed by Transamerica Advisors Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Jorden Burt LLP

By:	/s/ Marvin C. Lunde III, Esq.
Marvin C. Lunde III, Esq.